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                                                                 EXHIBIT 12.15

SUPPLEMENTAL SCHEDULE - CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES NOONEY-HAZELWOOD ASSOCIATES, LP
RATIO OF EARNINGS TO FIXED CHARGES:

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
                                                                                                            6 Months     6 Months
                                                                                                             Ended        Ended
                                                   Year End.   Year End.  Year End.  Year End.  Year End.   June 30,     June 30,
                                                     1995        1996        1997      1998       1999        1999         2000
                                                 ----------------------------------------------------------------------------------
Earnings:
  Pretax income (loss)                             $    (4)    $ (179)    $ (265)    $ (172)    $(226)      $  (127)     $   (12)

Fixed Charges:
  Interest expense                                     825        854        922        903       876           445          433
  Interest factor of rental expense                     --         --         --         --        --            --           --
                                                 ----------------------------------------------------------------------------------
             Total fixed charges                       825        854        922        903       876           445          433
                                                 ----------------------------------------------------------------------------------
             Total earnings                            821        675        657        731       650           318          421

             Total fixed charges                       825        854        922        903       876           445          433
                                                 ----------------------------------------------------------------------------------
Ratio of earnings to fixed charges                    1.00       0.79       0.71       0.81      0.74          0.71         0.97
                                                 ----------------------------------------------------------------------------------
  Deficiency to cover fixed charges                     --        179        265        172       226           127           12
                                                 ----------------------------------------------------------------------------------
COMPUTATION OF INTEREST FACTOR OF RENTAL
EXPENSE:
             Operating rental expense                   --         --         --         --        --            --           --
             Interest factor                            33%        33%        33%        33%       33%           33%          33%
                                                 ----------------------------------------------------------------------------------
                            Total                       --         --         --         --        --            --           --
                                                 ==================================================================================
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